Electronically transmitted to the Securities and Exchange Commission on August 10, 2005

Registration No. 333-124462

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 2

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PW EAGLE, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-1642846
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1550 Valley River Drive

Eugene, Oregon 97401

(541) 343-0200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jerry A. Dukes, Chief Executive Officer and President

PW Eagle, Inc.

1550 Valley River Drive

Eugene, OR 97401

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Melodie R. Rose, Esq.

Fredrikson & Byron, P.A.

200 South Sixth Street

Minneapolis, Minnesota 55402

(612) 492-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being offered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value per share	699,716	(1)	(1)	(1)

(1)	The registration fee of $496.63, calculated pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq National Market on April 26, 2005, has been previously paid in connection with the initial filing of this Registration Statement No. 333-124462.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these shares until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these shares, and it is not soliciting an offer to buy these shares in any state where the offer or sale is not permitted.

Subject to completion, dated August 10, 2005

PROSPECTUS

PW EAGLE, INC.

699,716 Shares of Common Stock

This Prospectus relates to the offer and sale of up to 699,716 shares of common stock, $0.01 par value, of PW Eagle, Inc., a Minnesota corporation, that may be offered and sold from time to time by persons who are currently shareholders of PW Eagle or who may become shareholders upon exercise of certain warrants or other stock purchase rights, or by pledgees, donees, transferees, or other successors in interest that receive such shares as a gift, distribution, or other non-sale related transfer. PW Eagle will not receive any proceeds from the sale of shares by the selling shareholder. See “Use of Proceeds.”

PW Eagle will bear all expenses of the offering (estimated at $11,000), except that the selling shareholder will pay any applicable underwriter’s commissions and expenses, brokerage fees or transfer taxes, as well as any fees and disbursements of counsel and experts for the selling shareholder.

The shares may be sold from time to time in transactions at the market prices then prevailing on the Nasdaq National Market, in privately negotiated transactions or otherwise. In connection with any sales, the selling shareholder and any brokers and dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act. See “Plan of Distribution.”

PW Eagle’s common stock is currently listed on the Nasdaq National Market under the symbol “PWEI.” On June 27, 2005, the closing sale price of PW Eagle common stock on the Nasdaq National Market was $6.00 per share.

For information concerning certain risks relating to an investment in PW Eagle common stock, see “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2005

ABOUT PW EAGLE

PW Eagle, Inc., a Minnesota corporation (the Company or PW Eagle), manufactures and distributes polyvinyl chloride (PVC) pipe and fittings used for potable water and sewage transmission, turf and agricultural irrigation, water wells, fiber optic lines, electronic and telephone lines, and commercial and industrial plumbing. We distribute our products throughout the entire United States, with a minimal amount of shipments to selected foreign countries. Our majority-owned subsidiary, USPoly Company, (USPoly) manufactures and distributes polyethylene (PE) pipe products and accessories.

Our executive offices and operating headquarters are located in Eugene, Oregon and USPoly headquarters are located in Shawnee, Oklahoma. We have production facilities in Cameron Park, Visalia and Perris, California; Columbia, Missouri; Hastings, Nebraska; Shawnee and Tulsa, Oklahoma; Eugene, Oregon; Conroe, Texas; Buckhannon, West Virginia; Tacoma and Sunnyside, Washington; and West Jordan, Utah. We also have a distribution facility in Baker City, Oregon.

Our principal executive offices are located at 1550 Valley River Drive, Eugene, Oregon 97401 and our telephone number is (541) 343-0200. Our web address is www.pweagleinc.com. US Poly’s web address is www.uspolycompany.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus and in the documents that are incorporated by reference in this prospectus, all of which are subject to risks and uncertainties. Forward-looking statements broadly involve our current expectations for future results. Our forward-looking statements generally relate to financial results, growth strategies, product development, competitive strengths, ability to obtain financing and sales efforts. Words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecast,” “intend,” “may,” “plan,” “possible,” “project,” “should,” “will” and similar expressions generally identify our forward-looking statements. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, are forward-looking statements.

Our ability to actually achieve results consistent with our current expectations depends significantly on certain factors that may cause actual future results to differ materially from our current expectations. We caution you to consider carefully the specific risk factors discussed in this prospectus and our periodic reports filed with the SEC from time to time. These factors, in some cases, have affected, and in the future (together with other unknown factors) could affect, our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by such forward-looking statements. No assurance can be made that any expectation, estimate or projection contained in a forward-looking statement can be achieved. It is not possible to foresee or identify all factors that may affect our forward-looking statements, and you should not consider any list of such factors to be an exhaustive list of all risks, uncertainties or potentially inaccurate assumptions affecting such forward-looking statements.

You are also cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made. As a general policy, we do not intend to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

RISK FACTORS

In addition to the other information in this prospectus, before purchasing the shares you should carefully consider the following risk factors in your evaluation of PW Eagle and its business. Investing in our common stock involves a high degree of risk. If any of these risks occur, our business could suffer, the market price of our common stock could decline and you could lose all or part of your investment in our common stock.

The pipe industry and our business are heavily dependent on the price and trend of resin, our main raw material.

Our gross margin percentage is sensitive to raw material resin prices and the demand for PVC and PE pipe. Historically, when resin prices are rising or stable, our margins and sales volume have been higher. Conversely, when resin prices are falling, our sales volumes and margins have been lower. During 2004, PVC resin producers implemented PVC price increases totaling $0.15 per pound. These increases were driven by raw material and energy cost increases, combined with strong demand for PVC resin. In response to strong demand and relatively fixed current production capacity, PVC resin producers implemented a $0.02 per pound price increase for January 2005 and a $0.01 per pound increase for March 2005.

Our gross margin decreases when the supply of resin and pipe is greater than demand. Conversely, our gross margins improve when resin and pipe are in short supply. In April 2001, a major producer of PVC resin filed for bankruptcy and, during the first quarter of 2002 ceased operations at two manufacturing facilities. This resulted in a reduction of approximately 1.0 billion pounds of production capacity, or 5% of the North American industry capacity. Although two PVC producers have subsequently purchased these two facilities, only one of them has announced intentions to re-start a portion of its capacity in 2005. In December, 2004, a major PVC producer announced plans to build a PVC plant with annual capacity of 1.3 billion pounds together with integrated production of chlorine and vinyl chloride monomer (VCM), with completion expected by the end of 2006 for the first phase and by the end of 2007 for the second phase. If these capacity increases result in industry capacity exceeding demand when they begin production, it could result in decreasing prices for PVC resin. In addition, we believe the production of PVC resin may be limited by the availability of chlorine, a major raw material component.

The demand for our products is directly affected by the growth and contraction of the Gross Domestic Product and economic conditions.

Due to the commodity nature of resin, pipe and the dynamic supply and demand factors worldwide, the markets for both resin and pipe have historically been very cyclical with significant fluctuations in prices and gross margins. Generally, after a period of rising or stable prices, capacity has increased to exceed demand with a resulting decrease in prices and gross margins. Over the last ten years, there have been consolidations in both markets, particularly with respect to PVC resin manufacturers. During the same period, the capacity of PVC resin producers has increased from just over 9 billion pounds to over 18 billion pounds today. In the last 10 years published PVC resin prices have fluctuated between $.25 and $.51 per pound. Currently resin prices are at historic highs.

While we expect the demand for PVC and PE pipe to continue to increase over the long term, we also expect that the industry will continue to be subject to cyclical fluctuations and times when supply will exceed demand, driving prices and margins down. These conditions could result from a general economic slowdown either domestically or elsewhere in the world or capacity increases in either the resin or pipe markets. General economic conditions both in the United States and abroad will continue to have a significant impact on our prices and gross margins.

We are dependent on suppliers of our raw materials. Our production or reputation could be seriously harmed if these suppliers were unable to timely meet our requirements on a cost effective basis.

Our PVC and PE products contain raw materials that are procured from a variety of suppliers. The cost, quality and availability of these raw materials, chief among them PVC and PE resin, are essential to the successful production and sale of our products. There are a limited number of suppliers for some of these raw materials. Alternative sources are not always available or may not be available on terms acceptable to us. For example, there are currently only five suppliers of PVC resin and four suppliers of PE resin in North America who are capable of providing us the material in an amount that would meet our requirements on terms acceptable to us. We believe our relationships with our raw materials suppliers are good and currently have long-term agreements in place with several of our key suppliers. However, if our suppliers were unable or unwilling to meet our demand for raw materials on terms acceptable to us and if we are unable to obtain an alternative source or if the price for an alternative source is prohibitive, our ability to maintain timely and cost-effective production of our products will be seriously harmed.

We have a significant amount of outstanding debt and must continue to operate our business to meet our outstanding obligations.

At March 31, 2005, PW Eagle had approximately $81,399,000 in outstanding debt on a consolidated basis under the PW Eagle and US Poly revolving credit facilities. Of this amount, approximately $70,929,000 was outstanding under the PW Eagle revolving credit facility, which bears interest at rates between 5.25% and 5.875%, and approximately $10,470,000 was outstanding under the US Poly Senior Credit Facility, which bears interest at a rate of 6.25%. At March 31, 2005, PW Eagle also had approximately $54,809,000 in other long-term debt obligations on a consolidated basis. PW Eagle’s total current annual consolidated debt service obligation is approximately $12,915,000.

At December 31, 2004, PW Eagle was in full compliance with all debt covenants. PW Eagle completed a refinancing in the fourth quarter of 2004 and has new senior and subordinated debt facilities in place. At December 31, 2004, US Poly was not in compliance with certain financial covenants of its Senior Credit Facility and Subordinated Debt Agreement. On March 10, 2005, the lenders waived all covenant violations and amended their Agreements such that we believe US Poly will be in compliance with the covenants in the future. In addition, the maximum borrowing under the Senior Credit Facility was increased to $15 million.

At March 31, 2005 both PW Eagle and USPoly were in compliance with all debt covenants.

We expect these new credit facilities to provide sufficient liquidity to operate our business and meet our obligations for the next several years. These conditions could change, however, if general economic conditions or other unforeseen events should cause a significant deterioration in our business results.

In the event of a default under our debt agreements, we would be required to either obtain a waiver from our lenders or amend our lending agreements. There is no assurance that our lenders would waive any future default or agree to any future amendments of our credit facilities and leases. If we failed to obtain a waiver or an amendment, we would be required to obtain new financing from alternative financial sources. There is no assurance that we could obtain new financing, and if we did, there is no assurance that we could obtain terms as favorable as our current credit facilities.

Interest rates affect our ability to finance our indebtedness and may adversely affect the demand for our products when higher rates slow the growth of our economy.

We are exposed to certain market risks on $87.6 million of outstanding variable interest-rate debt obligations at March 31, 2005. Market risk is the potential loss arising from the adverse changing in market rates and prices, such as interest rates. Market risk is estimated as the potential increase in fair value resulting from a hypothetical one percent increase in interest rates which would result in an annual interest expense increase to PW Eagle of approximately $0.9 million. Accordingly, interest rate increases would further challenge our ability to pay the interest expense on our debt and fixed charges. In addition, an increase in interest rates could slow the growth of the economy and affect the demand for our products.

A significant portion of our business and the demand for our products is seasonal in nature and any adverse weather conditions that result in a slow down in the construction industry may adversely affect demand for our products.

Our products are used in new residential and commercial construction. Because of this, the demand for these products tends to be seasonal to correspond with increased construction activity in the late spring, summer, and early fall. Any significant or prolonged adverse weather conditions that negatively affect the construction industry or slows the growth of new construction activity may negatively affect our operating results.

Our operating results are dependent on the price of resin and any competitive pressure in the resin industry that increases supply or decreases the price of resin may negatively affect our profitability.

The primary raw material used in most of our products is PVC resin. Generally, in periods of strong demand and limited supply of PVC resin, prices of resin tend to increase. Conversely, PVC resin prices tend to decrease when demand is weak and there is excess supply. Historically, in response to increasing resin prices, we have been able to increase the price of our products at a greater rate, resulting in better margins. During periods of decreasing resin prices, our selling prices have tended to decrease faster than our raw material costs, resulting in lower margins. In the event of a significant increase in PVC resin capacity or a significant decrease in the demand for PVC resin, resulting in a period where there is an excess supply of PVC resin, our margins and profitability could be negatively impacted.

A loss or limitation of prior utilization of net operating loss carryforwards could have a material adverse impact on our financial position and results of operations.

The Company’s cumulative deferred tax asset recorded in prior years totaling approximately $13.5 million associated with net operating loss carryforwards has been fully utilized. We have evaluated tax-reporting compliance relating to the past and fiscal 2000 utilization of the net operating loss carryforwards, and believe we have complied in all respects. A failure to meet the requirements could result in a loss or limitation of the utilization of carryforwards, which could have a material adverse effect on our financial position and results of operations in future periods.

The deferred tax assets are primarily the result of net operating loss carryforwards for federal and state tax purposes. These net operating losses, which expire at various dates through 2024, amounted to approximately $34.1 million and $25.7 million for federal and state tax purposes, respectively, at December 31, 2004. To fully utilize the deferred tax assets, the Company is required to earn these amounts of taxable income over the next 20 years. For the quarter ending March 31, 2005, our income before income taxes and minority interest, as reported in our Form 10Q, amounted to $4.2 million.

Our inability to utilize current net operating loss carryforwards could have a material adverse impact on our financial position and results of operations.

We have not provided any valuation allowance associated with deferred tax assets of approximately $12.5 million at March 31, 2005. Although the Company’s industry and operating profits are highly cyclical, management believes that the Company will be profitable over its operating cycle, based on historical results and other analysis. This belief is largely based on a combination of 1) the Company’s participation as one of the PVC pipe industry leaders, 2) distribution centered on populated growth markets, 3) professional management dedicated to the PVC pipe industry and 4) debt paydown and corresponding reduction in future financing costs. The Company’s cyclical nature and corresponding operating results are significantly influenced by the overall US future economic cycles, which, in addition to driving demand for the Company’s products, also influence the cost of the primary raw material input, PVC resin. Generally, as PVC resin costs are rising during our operating cycles, our profitability associated with product shipments increases. These factors have been considered as part of the Company’s evaluation of the need for a valuation allowance associated with deferred tax assets. The Company will continue to monitor the need for a valuation allowance at each balance sheet date in 2005, to ensure the conclusions reached in 2004 are sustainable. Any change in this conclusion would result in a direct reduction of our reported results from operations, and could result in virtual elimination of our shareholders’ equity as of the date of the potential determination of the need for such a valuation allowance for financial reporting purposes.

USE OF PROCEEDS

PW Eagle will not receive any proceeds from the sale of the common stock offered by the selling shareholder.

SELLING SHAREHOLDER

On September 20, 1999, PW Eagle, as partial consideration for the purchase of its Senior Subordinated Notes due 2007 by an affiliate of J.P. Morgan Partners LP, the selling shareholder, issued common stock purchase warrants to the selling shareholder for the purchase of an aggregate of 1,343,452 shares of the Company’s common stock, immediately exercisable, at an exercise price of $0.01 per share. On May 17, 2005 the warrant holder elected to exchange its warrant shares, in a cashless exercise, for 1,340,657 shares of common stock. The above securities were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. On May 26, 2005, the selling shareholder sold 536,438 of the 1,340,657 shares of common stock acquired pursuant to the warrant exchange described above in accordance with Rule 144. Between June 27, 2005 and July 7, 2005, the selling shareholder sold 104,503 of the remaining 804,219 shares of common stock acquired pursuant to the warrant exchange in accordance with Rule 144.

The selling shareholder is an affiliate of a registered broker-dealer. The selling shareholder acquired the Company’s securities to be resold in the ordinary course of business. The selling shareholder informed the Company that it did not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock at the time of the acquisition of the securities.

Set forth below is the name of the selling shareholder, the number of shares of PW Eagle common stock beneficially owned by it on the date hereof, the number of shares that may be offered by it pursuant to this prospectus, and the number of shares of common stock and percentage of common stock to be beneficially owned by it if all shares hereunder are sold by the selling shareholder. To our knowledge, the selling shareholder has not, within the past three years, had any material relationship with us, except with respect to its ownership of the Senior Subordinated Note referred to above (which was repaid on October 25, 2004) and except that Sean Epps, a principal of the selling shareholder, served as an observer to PW Eagle’s board of directors prior to October 25, 2004. The shares offered hereby shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of the selling shareholder listed below, provided that this prospectus is amended or supplemented if required by applicable law.

	Beneficial Ownership Prior to Offering			Number of Shares Offered Hereby(2)	Beneficial Ownership After Offering
Name	Shares	Warrant Shares(1)	Total Shares(1)		Total Shares(2)	% Owned(2)(3)
J.P. Morgan Partners (23A SBIC), LP (f/k/a C.B. Capital Investors, L.P.)(4)	699,716	242,308	942,024	699,716	242,308	2.7%

(1)	Includes shares which may be acquired upon exercise of warrants.
(2)	Assumes the sale of all the shares being offered hereby.
(3)	The percentage of shares beneficially owned by the selling shareholder is based on 9,087,845 shares of common stock outstanding as of July 25, 2005, which includes an additional 242,308 shares to be outstanding if all of the warrants listed above are exercised.
(4)	J.P. Morgan Partners (23A SBIC), LP (“JPMP LP”) has sole voting and dispositive power over such shares. According to a Schedule 13G filed February 14, 2005 and information provided to the Company, J.P. Morgan Partners (23A SBIC Manager), Inc. (“JPMP Manager”), as the general partner of JPMP LP, may be deemed to beneficially own the shares held by JPMP, LP. JPMP Manager is a wholly-owned subsidiary of JPMorgan Chase Bank, National Association, which is a wholly-owned subsidiary of JPMorgan Chase & Co.

PLAN OF DISTRIBUTION

The selling shareholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholder may from time to time pledge or grant a security interest in some or all of the Shares or common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of the selling shareholder to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Any person participating in a distribution of the common shares offered under this prospectus will be subject to the Securities Exchange Act of 1934. The rules under the Securities Exchange Act of 1934 include, without limitation, Regulation M, which may limit the timing of purchases and sales of the common shares by the selling shareholder and any other such person. Additionally, Regulation M may restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the particular common shares being distributed for a period of up to five business days before the distribution. This may affect the marketability of the common shares as well as the ability of any person or entity to engage in market-making activities with respect to the common shares.

The former affiliates of the Company from whom the selling shareholder acquired the Shares are required to reimburse the Company for all fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters associated with the shares being offered hereby will be passed upon for the Company by Fredrikson & Byron, P.A., Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at “http://www.sec.gov.”

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (File No. 0-18050) we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”):

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed March 29, 2005;

2.	Definitive Proxy Statement on Schedule 14A filed on April 21, 2005.

3.	Quarterly Report of Form 10-Q for the fiscal quarter ended March 31, 2005, filed on May 6, 2005 as amended on June 28, 2005.

4.	Current Reports on Form 8-K filed February 2, 2005, February 3, 2005, March 17, 2005, March 29, 2005, March 31, 2005, May 23, 2005, June 2, 2005 (two filings), June 8, 2005, June 23, 2005, July 1, 2005 and July 21, 2005

5.	The description of PW Eagle common stock which is contained or incorporated by reference in the Registration Statement on Form 8-A (Commission File No. 0-18050) filed with the SEC pursuant to Section 12 of the 1934 Act, and any description of any of our securities which is contained in any registration statement filed after the date hereof under Section 12 of the 1934 Act, including any amendment or report filed for the purpose of updating any such description.

We will provide, at no cost, a copy of these filings to each person, including any beneficial owner, to whom a prospectus is delivered upon oral or written request to our Chief Financial Officer at the following address and telephone number:

Scott Long

PW Eagle, Inc.

1550 Valley River Drive

Eugene, Oregon 97401

(541) 343-0200

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide information other than that provided in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following expenses will be paid by the Registrant in connection with the distribution of the shares registered hereby. The Registrant is paying all of the expenses related to this offering, except the selling shareholder will pay any applicable broker’s commissions and expenses as well as fees and disbursements of counsel and experts for the selling shareholder. All of such expenses, except for the SEC registration fee, are estimated.

SEC Registration Fee	$496
Legal Fees and Expenses	4,000
Accountants’ Fees and Expenses	3,000
Printing Expenses	2,000
Miscellaneous	1,504

Total	$11,000

Item 15. Indemnification of Directors and Officers.

Section 302A.521, subd. 2, of the Minnesota Statutes requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the Company, or, in the case of performance by a director, officer or employee of the Company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court. Article 8 of the Company’s Amended Articles of Incorporation provide that directors shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Minnesota statutes.

1

Item 16. Exhibits.

See Exhibit Index on page following signatures.

Item 17. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eugene, State of Oregon, on August 10, 2005.

PW EAGLE, INC.

By	/s/ Scott Long
Scott Long, Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the date stated.

Signature	Title

Jerry A. Dukes*	Chief Executive Officer and President (Principal Executive Officer)

/s/ Scott Long Scott Long	Chief Financial Officer (Principal Financial and Accounting Officer)

Denver Kaufman *	Director

Richard W. Perkins	Director

Bruce A. Richard *	Vice Chairman and Director

William H. Spell*	Co-Chairman of the Board

Harry W. Spell*	Co-Chairman of the Board

* By /s/ Scott Long
Scott Long

As Attorney-in-Fact pursuant to

Powers of Attorney Previously Filed

Date: August 10, 2005

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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

to

Form S-3 Registration Statement

PW Eagle, Inc.

(Exact name of Registrant as specified in its charter)

INDEX

Exhibit
4.1	Articles of Incorporation of the Company, as amended to date (Incorporated by reference to Exhibit 3 to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2000)

4.2	Bylaws of the Company (Incorporated by reference to Exhibit 3.2 to the Company’s registration statement on Form S-4 – File No. 33-29511)

4.3	Statement of designation of shares of Company dated May 8, 1997 (Incorporated by reference to Exhibit 10.1 to Company’s Form 8-K dated May 19,1997)

4.4	Registration Rights Agreement dated as of September 20, 1999 among the Company and certain investors listed in the Securities Purchase Agreement. (Incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K dated September 20, 1999)

4.5	Amendment No. 1 and Waiver to Registration Rights Agreement dated October 25, 2004 between JP Morgan Partners (23A SBIC Manager), Inc., Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, and MassMutual Corporate Value Partners Limited (the Investors) and the Company. (Incorporated by reference to Exhibit 10.48 to the Company’s Annual Report on Form 10K for the year ended December 31, 2004)

4.6	Warrant Agreement dated as of September 20, 1999 among the Registrant and certain investors listed in the Securities Purchase Agreement. (Incorporated by reference to Exhibit 10.4 to the Registrant’s Form 8-K dated September 20, 1999)

5.1*	Opinion and Consent of Fredrikson & Byron, P.A.

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)

24.1**	Power of attorney from directors (included on signature page of this Registration Statement)

*	Filed herewith
**	Previously filed

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